Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of Banc of California, Inc., formerly known as First PacTrust Bancorp, Inc., of our report dated March 30, 2012 with respect to the consolidated financial statements of Banc of California, Inc. as of and for the two years ended December 31, 2011, which report appears in the Annual Report on Form 10-K of Banc of California, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Costa Mesa, California

February 10, 2014